                                                                     Exhibit 12

                   CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED DIVIDEND REQUIREMENTS


                                       Twelve Months Ended
                                            March 31                         Year Ended December 31
                                      -------------------- -----------------------------------------------------
                                        1996        1995        1995       1994       1993      1992       1991
                                      --------    -------       ------    ------    -------   -------   --------

                                                                 (dollars in thousands)
Fixed charges as defined:
 Interest expense                     $ 10,118      8,670        9,938     8,090      7,038     7,478   $  7,793
 Amortization of debt issuance
 expense                                   608        596          606       593        562       402        362
                                      --------    -------       ------    ------    -------   -------   --------

    Total fixed charges                 10,726      9,266       10,544     8,683      7,600     7,880   $  8,155
                                      --------    -------       ------    ------    -------   -------   --------



Earnings, as defined:
 Earnings before preferred dividends     8,770      6,682        7,732     5,760      9,103     4,843   $  7,651
 Add (deduct):
  Income taxes                           5,022      4,071        4,508     3,505      5,224     2,817      4,206
  Cumulative effect of change
   in accounting method                      -          -            -         -       (209)      -         -
  Fixed charges                         10,726      9,266       10,544     8,683      7,600     7,880      8,155
                                      --------    -------       ------    ------    -------   -------   --------

    Total earnings                    $ 24,518     20,019       22,784    17,948     21,718    15,540   $ 20,012
                                      --------    -------       ------    ------    -------   -------   --------
Ratio of earnings to fixed charges        2.29       2.16         2.16      2.07       2.86      1.97       2.45
                                      --------    -------       ------    ------    -------   -------   --------
                                      --------    -------       ------    ------    -------   -------   --------



Fixed charges and preferred
 dividend requirements:
     Fixed charges                    $ 10,726      9,266       10,544     8,683      7,600     7,880   $  8,155
     Preferred dividend requirements       840        890          853       898        913       941        229
                                      --------    -------       ------    ------    -------   -------   --------

     Total                            $ 11,566     10,156       11,397     9,581      8,513     8,821   $  8,384
                                      --------    -------       ------    ------    -------   -------   --------

Ratio of earnings to fixed charges
 and preferred dividend requirements      2.12       1.97         2.00      1.87       2.55      1.76       2.39
                                      --------    -------       ------    ------    -------   -------   --------
                                      --------    -------       ------    ------    -------   -------   --------